UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 5, 2008

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30229	04-3387074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2008, the Compensation Committee of the Board of Directors of Sonus Networks, Inc. (the “Company”) approved a cash bonus program for fiscal 2008 for executive officers and certain other employees of the Company, including the principal executive officer, principal financial officer and other named executive officers of the Company. The bonus awards for the executives, other than the Vice President of Worldwide Sales, will be based fifty percent (50%) on the Company’s achievement of certain revenue, operating income and bookings targets and fifty percent (50%) on individual performance objectives. The total bonus amount payable under the program is capped at 150% of the target bonus amount.  Under the program, any bonus based on the achievement of individual performance objectives to the chief executive officer is awarded by the Compensation Committee and any bonuses based on the achievement of individual performance objectives to other executive officers and employees are awarded by the Chief Executive Officer and Compensation Committee. The Company’s Vice President of Worldwide Sales has a variable compensation plan based on the achievement of sales and revenue quotas with incentives for over-achievement of bookings and gross margin targets. The target bonus amount for each named executive officer is set forth below:

Name	Title	Target Incentive

Hassan M. Ahmed	Chairman and Chief Executive Officer	$425,000
Matthew Dillon	Vice President Global Services	141,075
Richard J. Gaynor	Chief Financial Officer	171,007
Mohammed Shanableh	Vice President of Worldwide Sales	290,041
Chuba Udokwu	Vice President Worldwide Engineering	156,000

*Mr. Ahmed will resign as Chief Executive Officer and President effective June 13, 2008, but will remain Chairman of the Board of Directors.  Richard N. Nottenburg will commence employment as the Company’s President and Chief Executive Officer on June 13, 2008.  For 2008, Mr. Nottenburg will be guaranteed a bonus of $219,672, based on 80% of his base salary of $500,000, pro rated for the days in 2008 he is employed by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2008	SONUS NETWORKS, INC.

By:
/s/ Charles J. Gray
Charles J. Gray
Vice President and General Counsel